Exhibit (k)(8)

AMENDMENT TO ADMINISTRATION AGREEMENT

        AMENDMENT, as of January 12, 2006, to the Administration Agreement (the "Agreement") dated as of September 30, 2004, between Aberdeen Global Income Fund, Inc., a Maryland corporation (the "Fund"), and Aberdeen Asset Management Inc., a Delaware corporation (the "Administrator").

        WHEREAS, the Board of Directors of the Fund determined that it was advisable and in the best interests of stockholders to take steps necessary to amend the Fund's fundamental investment restrictions to permit the Fund to borrow to the extent permitted by the Investment Company Act of 1940, as amended;

        WHEREAS, on January 12, 2006, the independent directors of the Fund, and the entire Board of Directors, voting separately, determined that it was advisable and in the best interests of stockholders to approve and amendment to the fee calculation provision of the Agreement to clarify that the fee payable thereunder to the Administrator will be based on all assets under management, whether such assets were attributable to common stock, preferred stock or borrowings for investment purposes;

        NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

        1.     Schedule B to the Agreement is hereby amended as attached hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                                        ABERDEEN GLOBAL INCOME FUND, INC.

                                                                        By: /s/ Christian Pittard

                                                                                Name: Christian Pittard

                                                                                Title: Treasurer

                                                                        ABERDEEN ASSET MANAGEMENT INC.

                                                                        By: /s/ Alan R. Goodson

                                                                                Name: Alan R. Goodson

                                                                                Title: Vice President

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

(Effective January 12, 2006)

Fees

The Fund shall pay the Administrator a fee at an annual rate equal to 0.15% of the Fund's average weekly Managed Assets, computed based upon the value of Managed Assets determined at the end of each week. For this purpose, "Managed Assets" shall mean net assets plus the amount of any borrowings for investment purposes.